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EXHIBIT 4.1

CERTIFICATE OF DESIGNATIONS

OF

7.50% MANDATORY CONVERTIBLE PREFERRED SHARES

OF

IMC GLOBAL INC.

Pursuant to Section 151 of the General
Corporation Law of the State of Delaware

        IMC GLOBAL INC., a corporation organized and existing under the General Corporation Law of the State of Delaware (the "Corporation"), does hereby certify that the following resolution was duly adopted by the Special Committee of the Board of Directors of the Corporation (the "Board of Directors").

        RESOLVED, that pursuant to the authority conferred upon the Board of Directors by the provisions of the Corporation's Amended and Restated Certificate of Incorporation and the Special Committee of the Board of Directors pursuant to a resolution of the Board of Directors dated June 19, 2003, the Special Committee of the Board of Directors hereby creates a series of 2,750,000 shares of 7.50% Mandatory Convertible Preferred Shares $1.00 par value and hereby fixes the number, designation, relative rights, preferences and limitations of the 7.50% Mandatory Convertible Preferred Shares as follows (certain capitalized terms being herein used as defined in Section 11 below):

        1.    Designation and Number of Shares.    Out of the 12,000,000 shares of preferred stock of the Corporation authorized by the Amended and Restated Certificate of Incorporation of the Corporation, 2,750,000 shall be, and be designated as, 7.50% Mandatory Convertible Preferred Shares $1.00 par value (hereinafter referred to as this "Series"). The number of authorized shares of this Series may be increased or decreased by further resolution adopted by the Board of Directors or the Special Committee of the Board of Directors and by filing of a certificate pursuant to the provisions of the General Corporation Law of the State of Delaware stating that such increase or decrease, as the case may be, has been so authorized.

        2.    Ranking.    This Series shall rank, with respect to dividends and distributions upon the liquidation, winding up or dissolution of the Corporation (i) senior to (a) the Common Stock, par value $1.00 per share, of the Corporation (the "Common Stock"); (b) the Series D Junior Participating Preferred Stock, par value $1.00 per share, of the Corporation (the "Series D Preferred Stock"); and (c) to each other class or series of stock of the Corporation (including any series of preferred stock established after June 19, 2003 by the Board of Directors) the terms of which do not expressly provide that it ranks senior to or on a parity with this Series as to dividends and distributions upon the liquidation, winding up or dissolution of the Corporation; (ii) pari passu with each class or series of stock of the Corporation, the terms of which expressly provide that the class or series will rank pari passu with the series as to dividends and distributions upon liquidation, winding up or dissolution of the Corporation; and (iii) junior to any equity security, the terms of which expressly provide that such class or series will rank senior to this Series as to dividends and distributions upon liquidation, winding up or dissolution of the Corporation.

        3.    Dividends.

        (i)    General.    The dividend rate on shares of this Series shall be $3.75 per annum, provided that the initial dividend on this Series for the dividend period commencing on the date the shares of the Series are first issued shall be computed in accordance with the last sentence of this paragraph, in each case subject to adjustment as provided in Section 13(ii) hereof. Cumulative dividends shall be payable quarterly when, as and if declared by the Board of Directors of the Corporation or a duly authorized committee thereof, out of the assets of the Corporation legally available therefor on the first calendar day (or the following business day if the first is not a Business Day) of January, April, July and October (each such date being referred to herein as a "Dividend Payment Date"), provided, that the initial dividend shall be payable, if declared, on October 1, 2003. The amount of dividends payable on each share of this Series for each full quarterly period thereafter shall be computed by dividing the annual dividend rate by four. The amount of dividends payable for any other period that is shorter or longer than a dividend period will be computed on the basis of a 360-day year consisting of twelve 30-day months.

        A dividend period is the period ending on the day before a Dividend Payment Date and beginning on the preceding Dividend Payment Date or, if none, the date of issue. Dividends payable, if declared, on a Dividend Payment Date shall be payable to Holders (as defined below) of record as they appear on the stock register of the Corporation on the later of (i) record date, which shall be the close of business on the fifteenth calendar day (or the following Business Day if the fifteenth calendar day is not a Business Day) of the calendar month preceding the month in which the applicable Dividend Payment Date falls; and (ii) the close of business on the day on which the Board of Directors or a duly authorized committee thereof declares the dividend payable (each, a "Dividend Record Date").

        Dividends on this Series shall be cumulative if the Corporation fails to declare or pay one or more dividends on this Series in any amount, whether or not the earnings or financial condition of the Corporation were sufficient to pay such dividends in whole or in part.

        The Corporation may pay dividends (other than dividends due upon a conversion pursuant to Section 7), at its option, (a) in cash; (b) by delivery shares of Common Stock to the Transfer Agent (as defined below) on behalf of the Holders, to be sold on the Holders' behalf for cash; or (c) in any combination thereof. By and upon acquiring any shares of this Series, each Holder is deemed to appoint the Transfer Agent as such Holder's agent for any such sale, and the Transfer Agent shall serve as a designated agent of the Holders in making any such sales. To pay dividends in shares of Common Stock, the Corporation must deliver to the Transfer Agent a number of shares of Common Stock which, when sold by the Transfer Agent on the Holders' behalf, will result in net cash proceeds to be distributed to the Holders in an amount that, when combined with any cash payments the Corporation shall make in respect of the payment of such dividends, equals the amount of the dividend otherwise payable to the Holders. The Transfer Agent will sell such shares of Common Stock on the Holders' behalf and make payment of the cash proceeds from the sale of such Common Stock on or prior to the applicable Dividend Payment Date or such other date as is fixed by the Board of Directors or a duly authorized committee thereof pursuant to the terms and conditions set forth in the last paragraph of this Section 3(i).

        If the Corporation pays dividends in shares of Common Stock by delivering them to the Transfer Agent, those shares shall be owned beneficially by the Holders upon delivery to the Transfer Agent, and the Transfer Agent shall hold those shares and the net cash proceeds from the sale of those shares for the exclusive benefit of the Holders until the Dividend Payment Date, or such other date as is fixed by the Board of Directors or a duly authorized committee thereof pursuant to the terms and conditions set forth in the last paragraph of Section 3(i) hereof, at which time the portion of such net cash proceeds equal to the non-cash component of the declared dividend of the Series shall be distributed to the Holders entitled thereto with any remainder to continue to be held by the Transfer Agent for the exclusive benefit of the Holders and pooled with the net cash proceeds from future sales of Common Stock delivered to the Transfer Agent pursuant to this paragraph.

        Holders of shares of this Series shall not be entitled to any dividend, whether payable in cash, property or stock, in excess of the then applicable full dividends calculated pursuant to this

Section 3(i) (including accrued dividends, if any) on shares of this Series. No interest or sum of money in lieu of interest shall be payable in respect of any dividend or payment which may be in arrears.

        Dividends in arrears on this Series not declared for payment or paid on any Dividend Payment Date may be declared by the Board of Directors of the Corporation or a duly authorized committee thereof and paid on any date fixed by the Board of Directors of the Corporation or a duly authorized committee thereof, whether or not a Dividend Payment Date, to the Holders of record of the shares of this Series, as they appear on the stock register of the Corporation on a record date selected by the Board of Directors of the Corporation or a duly authorized committee thereof, which shall (i) not precede the date the Board of Directors or a duly authorized committee thereof declares the dividend payable; and (ii) be not more than 60 days prior to the date fixed for such dividend payment.

        (ii)    Payment in Shares.    In order to pay dividends on any Dividend Payment Date, or such other date as is fixed by the Board of Directors or a duly authorized committee thereof pursuant to the terms and conditions set forth in the last paragraph of Section 3(i) hereof, in shares of Common Stock, (a) the shares of Common Stock delivered to the Transfer Agent shall have been duly authorized; (b) the Corporation shall have provided to the Transfer Agent an effective registration statement under the Securities Act of 1933, as amended, and the rules and regulations thereunder (the "Securities Act"), permitting the immediate sale of the shares of Common Stock in the public market; (c) the shares of Common Stock, once purchased by the purchasers thereof, shall be validly issued, fully paid and non-assessable; and (d) such shares shall have been registered under the Securities Exchange Act of 1934, as amended, and the rules and regulations thereunder, if required, and shall be listed or admitted for trading on each United States securities exchange on which the Common Stock is then listed.

        (iii)    Payment Restrictions.    The Corporation may not declare or pay any dividend or make any distribution of assets (other than dividends paid or other distributions made in capital stock of the Corporation ranking junior to this Series as to the payment of dividends and the distribution of assets upon liquidation, dissolution or winding up (such capital stock "Junior Capital Stock") and cash in lieu of fractional shares in connection with any such dividend or distribution) on, or redeem, purchase or otherwise acquire (except upon conversion or exchange for Junior Capital Stock and cash in lieu of fractional shares in connection with any such conversion or exchange), the Corporation's Common Stock or any other Junior Capital Stock, unless all accrued and unpaid dividends on this Series for all prior dividend periods have been or contemporaneously are declared and paid and the full quarterly dividend on this Series for the current dividend period has been or contemporaneously is declared and set apart for payment; provided, however, that the Corporation may (a) make payments otherwise restricted, not exceeding $5,000,000 during any fiscal year, pursuant to and in accordance with stock option plans or other benefit plans for management or employees of the Corporation and its subsidiaries, in each case, as in effect on the date that shares of this Series are first issued or any other plan substantially similar to any such plans; and (b) make repurchases of capital stock of the Corporation deemed to occur upon the exercise of stock options if such capital stock represents a portion of the exercise price thereof and repurchases of capital stock deemed to occur upon the withholding of a portion of the capital stock issued, granted or awarded to an employee or director upon such issuance, grant or award in order to satisfy, in whole or in part, withholding tax requirements in connection with such exercise of such options, in accordance with the provisions of an option or rights plan or program of the Corporation, in each case, as in effect on the date that shares of this Series are first issued or any other plan substantially similar to any such plans.

        Whenever all accrued and unpaid dividends on this Series for all prior dividend periods are not paid in full, the Corporation may not redeem, purchase or otherwise acquire Parity Securities (as defined below) (except upon conversion or exchange for (i) capital stock of the Corporation ranking on a parity with this Series as to the payment of dividends and the distribution of assets upon liquidation, dissolution or winding up (such capital stock, "Parity Securities") and cash in lieu of fractional shares in connection with any such conversion or exchange or (ii) Junior Securities and cash in lieu of fractional shares in connection with any such conversion or exchange).

        Notwithstanding the foregoing, nothing in this Section 3 shall prohibit the Corporation from paying a dividend or making a distribution within 90 days after the date of the declaration of such dividend or distribution if such dividend or distribution would have been permitted on the date of declaration.

        4.    Liquidation Preference.

        In the event of any voluntary or involuntary liquidation, dissolution or winding up of the Corporation, the Holders of shares of this Series shall be entitled to receive out of the assets of the Corporation legally available for distribution to stockholders, before any distribution of assets is made on the Common Stock of the Corporation, the Series D Preferred Stock of the Corporation or any other Junior Securities, a liquidating distribution, in the amount of $50 per share, subject to adjustment as provided in Section 13(ii) hereof, plus an amount equal to the sum of all accrued and unpaid dividends (whether or not earned or declared) for the portion of the then-current dividend period until the payment date and all dividend periods prior thereto.

        Neither the sale nor transfer of all or substantially all of the property or business of the Corporation, nor the merger or consolidation of the Corporation into or with any other corporation, nor the merger or consolidation of any other corporation into or with the Corporation shall constitute a voluntary or involuntary liquidation, dissolution or winding up, for the purposes of the foregoing paragraph. After the payment to the Holders of the shares of this Series of the full preferential amounts provided for above, the Holders of the shares of this Series as such shall have no right or claim to any of the remaining assets of the Corporation.

        In the event the assets of the Corporation available for distribution to the Holders of the shares of this Series upon any liquidation, dissolution or winding up of the Corporation, whether voluntary or involuntary, shall be insufficient to pay in full all amounts to which such Holders are entitled as provided above, no such distribution shall be made on account of any other Parity Securities, unless a pro rata distribution is made on this Series and such other stock of the Corporation, with the amount allocable to each series of such stock determined on the basis of the aggregate liquidation preference of the outstanding shares of each series and distributions to the shares of each series being made on a pro rata basis.

        5.    Voting Rights.

        (i)    The Holders of shares of this Series shall have no voting rights, except as set forth below or as expressly required by applicable law. In exercising any such vote, each outstanding share of this Series shall be entitled to one vote.

        (ii)    If the equivalent of six quarterly dividends payable, whether consecutively or not, on this Series or any other class or series of preferred stock ranking on a parity with this Series as to the payment of dividends has not been paid, the number of directors of the Corporation shall be increased by two (without duplication of any increase, resulting from the same failure to pay dividends, made pursuant to the terms of any other series of preferred stock of the Corporation ranking on a parity with this Series as to payment of dividends and which does not have a separate class vote and upon which like voting rights have been conferred and are exercisable (this Series, together with such other class or classes, the "Electing Preferred Shares")), and the Holders of this Series, voting as a single class with the holders of shares of any such other class of preferred stock, shall have the exclusive right to vote for and to elect such two directors at any meeting of stockholders of the Corporation at which directors are to be elected held during the period such dividends remain in arrears. Each class or series of preferred stock entitled to vote for the additional directors shall have a number of votes proportionate to the aggregate liquidation preference of its outstanding shares. Such voting right shall continue until full cumulative dividends for all past dividend periods on all such preferred stock of the Corporation, including any shares of this Series, have been paid or declared and set apart for payment. Any such elected directors shall serve until the Corporation's next annual meeting of stockholders or until their respective successors shall be elected and qualify.

        (iii)    Whenever such exclusive voting right shall vest, it may be exercised initially either at a special meeting of Holders of Electing Preferred Shares or at any annual stockholders' meeting, but thereafter it shall be exercised only at annual stockholders' meetings. Any director who shall have been elected by the Holders of Electing Preferred Shares as a class pursuant to this Section 5 may be removed at any time, either for or without cause by, and only by, the affirmative votes of the Holders of record of a majority of the outstanding shares of Electing Preferred Shares given at a special meeting of such stockholders called for such purpose, and any vacancy created by such removal may also be filled at such meeting. Any vacancy caused by the death or resignation of a director who shall have been elected by the Holders of Electing Preferred Shares as a class pursuant to this Section 5 may be filled only by the Holders of outstanding Electing Preferred Shares at a meeting called for such purpose.

        Any special meeting of the Holders of outstanding Electing Preferred Shares entitled to vote as a class for the election or removal of directors shall, if practicable, be held at the place at which the last annual meeting of stockholders was held. At such meeting, the presence in person or by proxy of the Holders of a majority of the outstanding shares of all outstanding Electing Preferred Shares shall be required to constitute a quorum; in the absence of a quorum, a majority of the Holders present in person or by proxy shall have the power to adjourn the meeting from time to time without notice, other than announcement at the meeting, until a quorum shall be present.

        (iv)    So long as any shares of this Series is outstanding, the affirmative vote or consent of the Holders of at least 66 2/3% of the outstanding shares of this Series will be required for any amendment, alteration or repeal of the Amended and Restated Certificate of Incorporation of the Corporation (or any certificate supplemental thereto, including any Certificate of Designation or any similar document relating to any series of Preferred Stock) that will adversely affect the powers, preferences, privileges or rights of this Series. The affirmative vote or consent of the Holders of at least 66 2/3% of the outstanding shares of this Series and any other series of the preferred stock of the Corporation ranking on a parity with this Series as to payment of dividends and the distribution of assets upon liquidation, dissolution or winding up, voting as a single class without regard to series, will be required (a) to issue, authorize or increase the authorized amount of, or issue or authorize any obligation or security convertible into or evidencing a right to purchase, any additional class or series of stock ranking prior to this Series as to payment of dividends or the distribution of assets upon liquidation, dissolution or winding up; or (b) to reclassify any authorized stock of the Corporation into any class or series of stock or any obligation or security convertible into or evidencing a right to purchase such stock ranking prior to this Series as to payment of dividends or the distribution of assets upon liquidation, dissolution or winding up; provided that such vote will not be required for the Corporation to issue, authorize or increase the authorized amount of, or issue or authorize any obligation or security convertible into or evidencing a right to purchase, any stock ranking on a parity with or junior to this Series as to payment of dividends and the distribution of assets upon liquidation, dissolution or winding up.

        6.    Mandatory Conversion.

        (i)    Each share of this Series will automatically convert (unless previously converted at the option of the Corporation in accordance with Section 7, at the option of the Holder in accordance with Section 8, or a Merger Early Settlement has occurred in accordance with Section 9) on July 1, 2006 (the "Mandatory Conversion Date"), into a number of newly issued shares of Common Stock equal to the Conversion Rate (as defined in Section 10 below). Dividends on the shares of this Series shall cease to accrue and such shares of this Series shall cease to be outstanding on the Mandatory Conversion Date. The Holders on the Mandatory Conversion Date shall have the right to receive a dividend payment of cash, shares of Common Stock, or any combination thereof (in each case, in accordance with the provisions of Section 3(i) hereof), as the Corporation determines in its sole discretion, in an amount equal to any accrued and unpaid dividends on the Series as of the Mandatory Conversion Date (other than previously declared dividends on the Series payable to a Holder of record as of a prior date), whether or not declared, out of legally available assets of the Corporation. To the extent the Corporation pays some or all of such dividend in shares of Common Stock, the number of shares of Common Stock issuable to a Holder in respect of such accrued and unpaid dividends shall equal the amount of accrued and unpaid dividends on the Series on the Mandatory Conversion Date that the Corporation determines to pay in shares of Common Stock divided by the Current Market Price (as defined below). The Corporation shall make such arrangements as it deems appropriate for the issuance of certificates, if any, representing Common Stock, and for the payment of cash, if any, in respect of accrued and unpaid dividends (whether or not earned or declared) on this Series, if any, or cash in lieu of fractional shares of Common Stock, if any, in exchange for and contingent upon surrender of certificates representing the shares of this Series (if such shares are held in certificated form). The Corporation may defer the payment of dividends on the Common Stock issuable upon conversion of shares of this Series and the voting thereof until, and make such payment and voting contingent upon, the surrender of the certificates representing the shares of this Series, provided that the Corporation shall give the Holders of the shares of this Series such notice of any such actions as the Corporation deems appropriate and upon such surrender such Holders shall be entitled to receive such dividends declared and paid on such Common Stock subsequent to the Mandatory Conversion Date. Amounts payable in cash in respect of the shares of this Series or in respect of such Common Stock shall not bear interest. Transfer or similar taxes in connection with the issuance of Common Stock to any person other than the Holder will be paid by the Holder.

        7.    Provisional Conversion at the Option of the Corporation.

        (i)    Prior to the Mandatory Conversion Date, the Corporation may, at its option, cause the conversion of all, but not less than all, the shares of the Series then outstanding for shares of Common Stock at a rate of 6.4440 shares of Common Stock for each share of the Series (the "Provisional Conversion Rate"), subject to adjustment as set forth in Section 10(ii) below (as though references in Section 10(ii) to the Conversion Rate were replaced with references to the Provisional Conversion Rate); provided that the Closing Price of the Common Stock has exceeded 150% of the Threshold Appreciation Price for at least 20 Trading Days (as defined below) within a period of 30 consecutive Trading Days ending on the Trading Day prior to the date on which the Company notifies the Holders (pursuant to paragraph (ii) below) that it is exercising its option to cause the conversion of the Series pursuant to this Section 7 (the "Provisional Conversion Notice Date"). The Corporation shall be able to cause this conversion only if, in addition to issuing shares of Common Stock to the Holders to which they are entitled pursuant to this Section 7, the Corporation pays the Holders in cash (a) an amount equal to any accrued and unpaid dividends on the shares of Series then outstanding, whether or not declared, and (b) the present value of all remaining dividend payments on the shares of Series outstanding, to and including July 1, 2006, in each case, out of legally available assets of the Corporation. The present value of the remaining dividend payments will be computed using a discount rate equal to the Treasury Yield.

        (ii)    If the Corporation exercises the right to cause conversion pursuant to this Section 7 written notice (the "Provisional Conversion Notice") shall be sent by or on behalf of the Corporation, by first class mail, postage prepaid, to the Holders of record as they appear on the stock register of the Company on the Provisional Conversion Notice Date (a) notifying such Holders of the election of the Company to convert and of the Provisional Conversion Date (as defined below), which date shall not be less than 30 days nor be more than 60 days after the Provisional Conversion Notice Date; and (b) stating the Corporate Trust Office of the Transfer Agent at which the shares of Series called for conversion shall, upon presentation and surrender of the certificate(s) (if such shares are held in certificated form) evidencing such shares, be converted, and the Provisional Conversion Rate to be applied therefor.

        (iii)    The Corporation shall deliver to the Transfer Agent irrevocable written instructions authorizing the Transfer Agent, on behalf and at the expense of the Corporation, to cause the Provisional Conversion Notice to be duly mailed as soon as practicable after receipt of such irrevocable instructions from the Corporation and in accordance with the above provisions. The shares of Common Stock to be issued upon conversion of the Series pursuant to this Section 7 and all funds necessary for the payment in cash of (a) any accrued and unpaid dividends on the shares of Series then outstanding, whether or not declared, and (b) the present value of all remaining dividend payments on the shares of Series then outstanding to and including July 1, 2006, shall be deposited with the Transfer Agent in trust at least one Business Day prior to the Provisional Conversion Date, for the pro rata benefit of the Holders of record as they appear on the stock register of the Company, so as to be and continue to be available therefor. Neither failure to mail such Provisional Conversion Notice to one or more such Holders nor any defect in such Provisional Conversion Notice shall affect the sufficiency of the proceedings for conversion as to other Holders.

        (iv)    If a Provisional Conversion Notice shall have been given as hereinbefore provided, then each Holder shall be entitled to all preferences and relative, participating, optional and other special rights accorded by this certificate until and including the Provisional Conversion Date. From and after the Provisional Conversion Date, upon delivery by the Corporation of the Common Stock and payment of the funds to the Transfer Agent as described in paragraph (iii) above, the Series shall no longer be deemed to be outstanding, and all rights of such Holders shall cease and terminate, except the right of the Holders, upon surrender of certificates therefor, to receive Common Stock and any amounts to be paid pursuant to this Section 7.

        (v)    The deposit of monies in trust with the Transfer Agent shall be irrevocable except that the Corporation shall be entitled to receive from the Transfer Agent the interest or other earnings, if any, earned on any monies so deposited in trust, and the Holders of the shares converted shall have no claim to such interest or other earnings, and any balance of monies so deposited by the Corporation and unclaimed by the Holders entitled thereto at the expiration of two years from the Provisional Conversion Date shall be repaid, together with any interest or other earnings thereon, to the Corporation, and after any such repayment, the Holders of the shares entitled to the funds so repaid to the Corporation, shall look only to the Corporation for such payment without interest.

        8.    Early Conversion at the Option of the Holder.

        (i)    Shares of this Series are convertible, in whole or in part, at the option of the Holders thereof ("Optional Conversion"), at any time prior to the Mandatory Conversion Date, into shares of Common Stock at a rate of 6.4440 shares of Common Stock for each share of this Series (the "Optional Conversion Rate"), subject to adjustment as set forth in Section 10(ii) below (as though references in Section 10(ii) to the Conversion Rate were replaced with references to the Optional Conversion Rate).

        (ii)    Optional Conversion of shares of this Series may be effected by delivering certificates evidencing such shares (if such shares are held in certificated form), together with written notice of conversion and a proper assignment of such certificates to the Corporation or in blank (and, if applicable, payment of an amount equal to the dividend payable on such shares pursuant to the second sentence of Section 8(iii)), to the Corporate Trust Office of the Transfer Agent for this Series or to any other office or agency maintained by the Corporation for that purpose and otherwise in accordance with Optional Conversion procedures established by the Corporation. Each Optional Conversion shall be deemed to have been effected immediately prior to the close of business on the date on which the foregoing requirements shall have been satisfied.

        (iii)    Holders of shares of this Series at the close of business on a Dividend Record Date shall be entitled to receive the dividend payable on such shares on the corresponding Dividend Payment Date notwithstanding the Optional Conversion of such shares following such Dividend Record Rate and prior to such Dividend Payment Date. However, shares of this Series surrendered for Optional Conversion after the close of business on a Dividend Record Date and before the opening of business on the next succeeding Dividend Payment Date must be accompanied by payment in cash of an amount equal to the dividend payable on such shares on such Dividend Payment Date. Except as provided above, upon any Optional Conversion of shares of this Series, the Corporation shall make no payment or allowance for unpaid preferred dividends, whether or not in arrears, on such shares of this Series as to which Optional Conversion has been effected or for dividends or distributions on the Common Stock issued upon such Optional Conversion.

        9.    Early Conversion Upon Cash Merger.

        (i)    In the event of a merger or consolidation of the Corporation of the type described in Section 10(iii) in which the shares of Common Stock outstanding immediately prior to such merger or consolidation are exchanged for consideration consisting of at least 30% cash or cash equivalents (any such event, a "Cash Merger"), then the Corporation (or the successor to the Corporation hereunder) shall be required to offer the Holder of each share of this Series the right to convert shares of this Series prior to the Mandatory Conversion Date ("Merger Early Settlement") as provided herein. On or before the fifth Business Day after the consummation of a Cash Merger, the Corporation or, at the request and expense of the Corporation, the Transfer Agent, shall give all Holders notice of the occurrence of the Cash Merger and of the right of Merger Early Settlement arising as a result thereof. The Corporation shall also deliver a copy of such notice to the Transfer Agent. Each such notice shall contain:

          (a)    the date, which shall be not less than 20 nor more than 30 calendar days after the date of such notice, on which the Merger Early Settlement will be effected (the "Merger Early Settlement Date");

          (b)    the date, which shall be on or one Business Day prior to the Merger Early Settlement Date, by which the Merger Early Settlement right must be exercised;

          (c)    the Conversion Rate in effect immediately before such Cash Merger and the kind and amount of securities, cash and other property receivable by the Holder upon conversion of shares of this Series pursuant to Section 10(iii); and

          (d)    the instructions a Holder must follow to exercise the Merger Early Settlement right.

        (ii)    To exercise a Merger Early Settlement right, a Holder shall deliver to the Transfer Agent at the Corporate Trust Office (as defined below) by 5:00 p.m., New York City time on or one Business Day before the date by which the Merger Settlement right must be exercised as specified in the notice, the certificate(s) (if such shares are held in certificated form) evidencing the shares of this Series with respect to which the Merger Early Settlement right is being exercised duly endorsed for transfer to the Corporation or in blank with a written notice to the Corporation stating the Holder's intention to convert early in connection with the Cash Merger and providing the Corporation with payment instructions.

        (iii)    On the Merger Early Settlement Date, the Corporation shall deliver or cause to be delivered the net cash, securities and other property to be received by such exercising Holder determined by the Corporation (or the successor Corporation hereunder) by assuming the Holder had converted, immediately before the Cash Merger at the Conversion Rate (as adjusted pursuant to Section 10(ii)), the shares of this Series for which such Merger Early Settlement right was exercised into shares of Common Stock. In the event a Merger Early Settlement right shall be exercised by a Holder in accordance with the terms hereof, all references herein to Mandatory Conversion Date shall be deemed to refer to such Merger Early Settlement Date.

        (iv)    Upon a Merger Early Settlement, the Transfer Agent shall, in accordance with the instructions provided by the Holder thereof on the notice provided to the Corporation as set forth in paragraph (ii) above deliver to the Holder such net cash, securities or other property issuable upon such Merger Early Settlement together with payment in lieu of any fraction of a share, as provided herein.

        (v)    In the event that Merger Early Settlement is effected with respect to shares of this Series representing less than all the shares of this Series held by a Holder, upon such Merger Early Settlement the Corporation (or the successor to the Corporation hereunder) shall execute and the Transfer Agent shall authenticate, countersign and deliver to the Holder thereof, at the expense of the Corporation, a certificate evidencing the shares as to which Merger Early Settlement was not effected.

        10.    Definition of Conversion Rate; Anti-dilution Adjustments.

        (i)    The "Conversion Rate" is equal to (a) if the Average Market Price (as defined below) is greater than or equal to $7.76 (the "Threshold Appreciation Price"), 6.4440 shares of Common Stock per share of this Series; (b) if the Average Market Price is less than the Threshold Appreciation Price, but is greater than $6.36, the number of shares of Common Stock per share of this Series that equals $50 divided by the Average Market Price; and (c) if the Average Market Price is equal to or less than $6.36, 7.8616 shares of Common Stock per share of this Series, in each case subject to adjustment as provided in Section 10(ii) (and in each case rounded upward or downward to the nearest 1/10,000th of a share).

        (ii)    Upon the occurrence of any of the following events, (x) the formula for determining the Conversion Rate and, (y) the number of shares of Common Stock to be delivered on an early conversion as set forth in Sections 7, 8 or 9, shall each be subject to the following adjustments (in the case of clause (y) as though references to the Conversion Rate were replaced with references to the number of shares of Common Stock to be delivered on such conversion):

          (a)    Stock Dividends.    In case the Corporation shall pay or make a dividend or other distribution on the shares of Common Stock in Common Stock, the Conversion Rate, as in effect at the opening of business on the day following the date fixed for the determination of stockholders entitled to receive such dividend or other distribution shall be increased by dividing such Conversion Rate by a fraction of which the numerator shall be the number of shares of Common Stock outstanding at the close of business on the date fixed for such determination and the denominator shall be the sum of such number of shares and the total number of shares constituting such dividend or other distribution, such increase to become effective immediately after the opening of business on the day following the date fixed for such determination.

          (b)    Stock Purchase Rights.    In case the Corporation shall issue (other than pursuant to a dividend reinvestment, share purchase or similar plan) rights, options or warrants to all holders of its Common Stock (not being available on an equivalent basis to Holders of the shares of this Series upon conversion) entitling them to subscribe for or purchase shares of Common Stock at a price per share less than the Current Market Price (as defined below) per share of the Common Stock on the date fixed for the determination of stockholders entitled to receive such rights, options or warrants, the Conversion Rate in effect at the opening of business on the day following the date fixed for such determination shall be increased by dividing such Conversion Rate by a fraction, the numerator of which shall be the number of shares of Common Stock outstanding at the close of business on the date fixed for such determination plus the number of shares of Common Stock which the aggregate of the offering price of the total number of shares of Common Stock so offered for subscription or purchase would purchase at such Current Market Price and the denominator of which shall be the number of shares of Common Stock outstanding at the close of business on the date fixed for such determination plus the number of shares of Common Stock so offered for subscription or purchase, such increase to become effective immediately after the opening of business on the day following the date fixed for such determination.

          (c)    Stock Splits; Reverse Splits.    In case outstanding shares of Common Stock shall be subdivided or split into a greater number of shares of Common Stock, the Conversion Rate in effect at the opening of business on the day following the day upon which such subdivision or split becomes effective shall be proportionately increased, and, conversely, in case outstanding shares of Common Stock shall each be combined into a smaller number of shares of Common Stock, the Conversion Rate in effect at the opening of business on the day following the day upon which such combination becomes effective shall be proportionately reduced, such increase or reduction, as the case may be, to become effective immediately after the opening of business on the day following the day upon which such subdivision, split or combination becomes effective.

          (d)    Debt, Asset or Security Distributions.    (1) In case the Corporation shall, by dividend or otherwise, distribute to all holders of its Common Stock evidences of its indebtedness, shares of capital stock, securities, cash or other assets (excluding any rights, options or warrants referred to in paragraph (b) of this Section 10(ii), any dividend or distribution paid exclusively in cash and any dividend, shares of capital stock of any class or series, or similar equity interests, of or relating to a subsidiary or other business unit in the case of a Spin-Off referred to in the next subparagraph, or distribution referred to in paragraph (a) of this Section 10(ii)), the Conversion Rate shall be increased by dividing the Conversion Rate in effect immediately prior to the close of business on the date fixed for the determination of stockholders entitled to receive such distribution by a fraction, the numerator of which shall be the Current Market Price per share of the Common Stock on the date fixed for such determination less the then fair market value (as determined in good faith by the Board of Directors, whose determination shall be conclusive and described in a Board Resolution filed with the Transfer Agent) of the portion of the evidences of indebtedness, shares of capital stock, securities, cash or other assets so distributed applicable to one share of Common Stock and the denominator of which shall be such Current Market Price per share of Common Stock, such adjustment to become effective immediately prior to the opening of business on the day following the date fixed for the determination of stockholders entitled to receive such distribution. In any case in which this subparagraph (d)(1) is applicable, subparagraph (d)(2) of this Section 10(ii) shall not be applicable.

          (2)    In the case of a Spin-Off, the Conversion Rate in effect immediately before the close of business on the record date fixed for determination of stockholders entitled to receive that distribution will be increased by multiplying the Conversion Rate by a fraction, the numerator of which is the Current Market Price per share of Common Stock plus the Fair Market Value (as defined below) of the portion of those shares of Capital Stock or similar equity interests so distributed applicable to one share of Common Stock and the denominator of which is the Current Market Price per share of Common Stock. Any adjustment to the Conversion Rate under this subparagraph (d)(2) will occur at the earlier of (A) the tenth Trading Day from, and including the effective date of, the Spin-Off and (B) the date of the securities being offered in the Initial Public Offering of the Spin-Off, if that Initial Public Offering is effected simultaneously with the Spin-Off.

          (e)    Cash Distributions.    In case the Corporation shall, by dividend or otherwise, (i) pay any distribution consisting exclusively of cash during any twelve-month period ending June 30 (commencing with the twelve-month period ending June 30, 2004) to all holders of its Common Stock, and/or (ii) declare by dividend or otherwise any distribution consisting exclusively of cash payable on or after July 1, 2006 to all holders of its Common Stock as of a record date occurring on or prior to June 30, 2006, in each case, excluding any cash that is distributed in a Reorganization Event to which Section 10(iii) applies or as part of a distribution referred to in paragraph (d) of this Section 10(ii), in an aggregate amount that when combined together with (each such distribution and/or declaration that when so combined with the distributions, declarations or payments set forth in (1) and (2) below exceeds the Dividend Cap (as defined below), a "Cash Distribution") (1) the aggregate amount of any other Cash Distributions paid during such twelve-month period (or, in the case of a Cash Distribution of the type described in (ii) above, aggregated with the amount of all Cash Distributions paid during the twelve-month period ending June 30 during which the record date for such Cash Distribution of the type described in (ii) above occurs), and in respect of which no adjustment pursuant to this paragraph (e) or paragraph (f) of this Section 10(ii) has been made, and (2) the aggregate of any cash plus the fair market value, as of the date of the expiration of each tender or exchange offer referred to in paragraph (f) of this Section 10(ii)  (as determined in good faith by the Board of Directors, whose determination shall be conclusive and described in a Board Resolution filed with the Transfer Agent), of the consideration payable in respect of such tender or exchange offer by the Corporation or any of its subsidiaries for all or any portion of the Common Stock concluded during such twelve-month period and in respect of which no adjustment pursuant to this paragraph (e) or paragraph (f) of this Section 10(ii) has been made, exceeds the product of (a) $0.08 (appropriately adjusted from time to time for any stock dividends on or subdivisions or combinations of or other similar events with respect to Common Stock as determined in good faith by the Board of Directors, whose determination shall be conclusive and described in a Board Resolution filed with the Transfer Agent) multiplied by (b) the number of shares of Common Stock outstanding on the date fixed for the determination of holders of Common Stock entitled to receive such Cash Distribution (such product, the "Dividend Cap"), then and in each such case, immediately after the close of business on such date fixed for determination of the stockholders entitled to receive such Cash Distribution, the Conversion Rate shall be increased so that the same shall equal the rate determined by dividing the Conversion Rate in effect immediately prior to the close of business on such date fixed for determination of the stockholders entitled to receive such Distribution by a fraction (A) the numerator of which shall be equal to (i) the Current Market Price per share of Common Stock on such date fixed for such determination of the stockholders entitled to receive such Distribution, (ii) plus $0.08 (iii) less an amount equal to the sum of (x) the quotient of (I) the combined amount distributed or payable in the transactions described in clauses (1) and (2) of this paragraph (e) and (II) the number of shares of Common Stock outstanding on such date fixed for determination of the stockholders entitled to receive such Cash Distribution, plus (y) the quotient of (I) the aggregate of any cash plus the fair market value of the consideration (determined in accordance with clause (2) of this paragraph (e) in respect of each tender or exchange offer referred to in clause (2) of this paragraph (e) and (II) the number of shares of Commons Stock outstanding as of the Expiration Time (as defined in paragraph (f) of this Section 10(ii)) with respect to such tender or exchange offer, and (B) the denominator of which shall be equal to the Current Market Price per share of Common Stock on such date fixed for determination of the stockholders entitled to receive such Distribution.

          (f)    Tender Offers.    In case (1) a tender or exchange offer made by the Corporation or any subsidiary of the Corporation for all or any portion of the Common Stock shall expire and such tender or exchange offer (as amended upon the expiration thereof) shall require the payment to holders (based on the acceptance (up to any maximum specified in the terms of the tender or exchange offer) of Purchased Shares (as defined below)) of an aggregate consideration having a fair market value (as determined in good faith by the Board of Directors, whose determination shall be conclusive and described in a Board Resolution filed with the Transfer Agent) that combined together with (2) the aggregate of such payment plus the fair market value (as determined in good faith by the Board of Directors, whose determination shall be conclusive and described in a Board Resolution filed with the Transfer Agent), as of the expiration of such tender or exchange offer, of consideration payable in respect of any other tender or exchange offer by the

  Corporation or any subsidiary of the Corporation for all or any portion of the Common Stock expiring within the 12 months preceding the expiration of such tender or exchange offer and in respect of which no adjustment pursuant to paragraph (e) of this Section 10(ii) or this paragraph (f) has been made and (3) the aggregate amount of any distributions to all Holders of the Corporation's Common Stock made exclusively in cash within the 12 months preceding the expiration of such tender or exchange offer and in respect of which no adjustment pursuant to paragraph (e) of this Section 10(ii) or this paragraph (f) has been made, exceeds 10% of the product of the Current Market Price per share of Common Stock as of the last time (the "Expiration Time") tenders could have been made pursuant to such tender or exchange offer (as it may be amended) times the number of shares of Common Stock outstanding (including any tendered shares) on the Expiration Time, then, and in each such case, immediately prior to the opening of business on the day after the date of the Expiration Time, the Conversion Rate shall be adjusted so that the same shall equal the rate determined by dividing the Conversion Rate immediately prior to the close of business on the date of the Expiration Time by a fraction (A) the numerator of which shall be equal to (x) the product of (I) the Current Market Price per share of Common Stock on the date of the Expiration Time and (II) the number of shares of Common Stock outstanding (including any tendered shares) on the Expiration Time less (y) the amount of cash plus the fair market value (determined as aforesaid) of the aggregate consideration payable to stockholders based on the transactions described in clauses (1), (2) and (3) of this paragraph (f) (assuming in the case of clause (1) the acceptance, up to any maximum specified in the terms of the tender or exchange offer, of Purchased Shares), and (B) the denominator of which shall be equal to the product of (x) the Current Market Price per share of Common Stock as of the Expiration Time and (y) the number of shares of Common Stock outstanding (including any tendered shares) as of the Expiration Time less the number of all shares validly tendered and not withdrawn and accepted for purchase as of the Expiration Time (the shares deemed so accepted, up to any such maximum, being referred to as the "Purchased Shares").

          (g)    Reclassification.    The reclassification of Common Stock into securities including securities other than Common Stock (other than any reclassification upon a Reorganization Event to which Section 10(iii) applies) shall be deemed to involve (1) a distribution of such securities other than Common Stock to all Holders of Common Stock (and the effective date of such reclassification shall be deemed to be "the date fixed for the determination of stockholders entitled to receive such distribution" and the "date fixed for such determination" within the meaning of paragraph (d) of this Section 10 (ii)), and (2) a subdivision, split or combination, as the case may be, of the number of shares of Common Stock outstanding immediately prior to such reclassification into the number of shares of Common Stock outstanding immediately thereafter (and the effective date of such reclassification shall be deemed to be "the day upon which such subdivision or split becomes effective" or "the day upon which such combination becomes effective," as the case may be, and "the day upon which such subdivision, split or combination becomes effective" within the meaning of paragraph (c) of this Section 10(ii)).

          (h)    Calculation of Adjustments.    All adjustments to the Conversion Rate shall be calculated to the nearest 1/10,000th of a share of Common Stock (or if there is not a nearest 1/10,000th of a share to the next lower 1/10,000th of a share). No adjustment in the Conversion Rate shall be required unless such adjustment would require an increase or decrease of at least 1% therein; provided, that any adjustments which by reason of this subparagraph are not required to be made shall be carried forward and taken into account in any subsequent adjustment. If an adjustment is made to the Conversion Rate pursuant to paragraph (a), (b), (c), (d), (e), (f), (g) or (i) of this Section 10(ii), an adjustment shall also be made to the Average Market Price solely to determine which of clauses (a), (b) or (c) of the definition of Conversion Rate will apply on the Mandatory Conversion Date. Such adjustment shall be made by multiplying the Average Market Price by a fraction, the numerator of which shall be the Conversion Rate immediately after such adjustment pursuant to paragraph (a), (b), (c), (d), (e), (f), (g) or (i) of this Section 10(ii) and the denominator of which shall be the Conversion Rate immediately before such adjustment; provided, that if such adjustment to the Conversion Rate is required to be made pursuant to the occurrence of any of the events contemplated by paragraph (a), (b), (c), (d), (e), (f) or (g) of this Section 10(ii) during the period taken into consideration for determining the Average Market Price, appropriate and customary adjustments shall be made to the Conversion Rate.

          (i)    Increase of Conversion Rate.    The Corporation may make such increases in the Conversion Rate, in addition to those required by this Section 10(ii), as it considers to be advisable in order to avoid or diminish any income tax to any Holders of Common Stock resulting from any dividend or distribution of stock or issuance of rights or warrants to purchase or subscribe for stock or from any event treated as such for income tax purposes or for any other reasons. The Corporation shall have the power to resolve any ambiguity or correct any error in this Section 10(ii) and its action in so doing, as evidenced by a resolution of the Board of Directors, shall be final and conclusive.

          (j)    Notice of Adjustment.    Whenever the Conversion Rate is adjusted in accordance with Section 10(ii), the Corporation shall: (i) forthwith compute the Conversion Rate in accordance with Section 10(ii), and prepare and transmit to the Transfer Agent an Officer's Certificate setting forth the Conversion Rate, the method of calculation thereof in reasonable detail, and the facts requiring such adjustment and upon which such adjustment is based; and (ii) as soon as practicable following the occurrence of an event that requires an adjustment to the Conversion Rate pursuant to Section 10(ii) (or if the Corporation is not aware of such occurrence, as soon as practicable after becoming so aware) provide a written notice to the Holders of this Series of the occurrence of such event and a statement setting forth in reasonable detail the method by which the adjustment to the Conversion Rate was determined and setting forth the adjusted Conversion Rate.

        (iii)    In the event of:

          (a)    any consolidation or merger of the Corporation with or into another person (other than a merger or consolidation in which the Corporation is the surviving corporation and in which the Common Stock outstanding immediately prior to the merger or consolidation is not exchanged for cash, securities or other property of the Corporation or another corporation); or

          (b)    any sale, transfer, lease or conveyance to another person of the property of the Corporation as an entirety or substantially as an entirety; or

          (c)    any statutory exchange of securities of the Corporation with another person (other than in connection with a merger or acquisition)

(any such event, a "Reorganization Event") each share of this Series outstanding immediately prior to such Reorganization Event shall, after such Reorganization Event, be convertible solely into the kind and amount of securities, cash and other property receivable in such Reorganization Event (without any interest thereon, and without any right to dividends or distribution thereon that have a record date that is prior to the Reorganization Date) by a holder of the number of shares of Common Stock (including fractional shares for this purpose) into which such share of this Series (x) might have been converted immediately prior to such Reorganization Event pursuant to Section 8(i), in the case of any conversion of a share of this Series at the option of the Holder thereof, (y) would have been converted pursuant to Section 6(i) if the Mandatory Conversion Date had occurred immediately prior to such Reorganization Event, in the case of the mandatory conversion of a share of this Series on the Mandatory Conversion Date, or (z) might have been converted immediately prior to such Reorganization Event, in the case of a conversion at the option of the Corporation pursuant to Section 7(i), assuming in each case that such holder of such shares of Common Stock (1) is not a person with which the Corporation consolidated or into which the Corporation merged or which merged into the Corporation or to which such sale or transfer was made, as the case may be (any such person, a "Constituent Person"), or an Affiliate (as defined below) of a Constituent Person to the extent such Reorganization Event provides for different treatment of Common Stock held by Affiliates of the Corporation and non-Affiliates, and (2) failed to exercise his rights of election, if any, as to the kind or amount of securities, cash and other property receivable upon such Reorganization Event (provided that if the kind or amount of securities, cash and other property receivable upon such Reorganization Event is not the same for each share of Common Stock held immediately prior to such Reorganization Event by other than a Constituent Person or an Affiliate thereof and in respect of which such rights of election shall not have been exercised ("Non-electing Share"), then for the purpose of this Section 10(iii) the kind and amount of securities, cash and other property receivable upon such Reorganization Event by each Non-electing Share shall be deemed to be the kind and amount so receivable per share by a plurality of the Non-electing Shares).

        In the event of such a Reorganization Event, the person formed by such consolidation, merger or exchange or the person which acquires the assets of the Corporation shall execute and deliver to the Transfer Agent an agreement supplemental hereto providing that the Holder of each share of this Series shall have the rights provided by this Section 10(iii). Such supplemental agreement shall provide for adjustments which, for events subsequent to the effective date of such supplemental agreement, shall be as nearly equivalent as may be practicable to the adjustments provided for in this Section 10. The above provisions of this Section 10(iii) shall similarly apply to successive Reorganization Events.

        11.    Definitions.

        (i)    "Affiliate" has the same meaning as given to that term in Rule 405 of the Securities Act of 1933, as amended, or any successor rule thereunder.

        (ii)    "Authorized Newspaper" means a newspaper customarily published at least once a day for at least five days in each calendar week and of general circulation in New York City. Such publication (which may be in different newspapers) is expected to be made in the Eastern edition of The Wall Street Journal.

        (iii)    The "Average Market Price" means the average of the Closing Prices (as defined below) per share of the Common Stock on each of the 20 consecutive Trading Days (as defined below) ending on the third Trading Day immediately preceding (a) July 1, 2006 or, if earlier, the date immediately prior to a Reorganization Event with respect to a conversion pursuant to Section 6 or (b) the date immediately prior to a Cash Merger with respect to a conversion pursuant to Section 9.

        (iv)    "Business Day" means any day other than a Saturday or Sunday or any other day on which banks in The City of New York are authorized or required by law or executive order to close.

        (v)    The "Closing Price" of the Common Stock or any securities distributed in a Spin-Off, as the case may be, on any date of determination means the closing sale price (or, if no closing price is reported the last reported sale price) per share on the New York Stock Exchange ("NYSE") on such date or, if such security is not quoted for trading on NYSE on any such date, as reported in the composite transactions for the principal United States securities exchange on which such security is so listed or quoted, or if such security is not so listed or quoted on a United States national or regional securities exchange, as reported by the Nasdaq National Market, or, if such security is not so reported, the last quoted bid price for the such security in the over-the-counter market as reported by the National Quotation Bureau or similar organization, or, if such bid price is not available, the market value of such security on such date as determined by a nationally recognized independent investment banking firm retained for this purpose by the Corporation.

        (vi)    "Corporate Trust Office" means the principal corporate trust office of the Transfer Agent at which, at any particular time, its corporate trust business shall be administered.

        (vii)    "Current Market Price" means (a) on any day the average of the Closing Prices for the five consecutive Trading Days preceding the earlier of the day preceding the day in question and the day before the "ex date" with respect to the issuance or distribution requiring computation, (b) in the case of any Spin-Off that is effected simultaneously with an Initial Public Offering of the securities being distributed in the Spin-Off, the Closing Price of the Common Stock on the Trading Day on which the initial public offering price of the securities being distributed in the Spin-Off is determined, and (c) in the case of any other Spin-Off, the average of the Closing Prices of the Common Stock over the first 10 Trading Days after the effective date of such Spin-Off. For purposes of this paragraph, the term "ex date," when used with respect to any issuance or distribution, shall mean the first date on which the Common Stock trades in a regular way on such exchange or in such market without the right to receive such issuance or distribution.

        (viii)    "Fair Market Value" means (a) in the case of any Spin-Off that is effected simultaneously with an Initial Public Offering of such securities, the initial public offering price of those securities, and (b) in the case of any other Spin-Off, the average of the Closing Prices of those securities over the first 10 Trading Days after the effective date of such Spin-Off.

        (ix)    "Holder" means the person in whose name any shares of this Series are registered in the books and records of the Corporation.

        (x)    "Initial Public Offering" means the first time securities of the same class or type as the securities being distributed in the Spin-Off are offered to the public for cash.

        (xi)    "Provisional Conversion Date" means the date fixed for conversion of shares of Series for shares of Common Stock pursuant to Section 7 above, or if the Corporation shall default in the cash payment of (a) an amount equal to any accrued and unpaid dividends on the shares of Series then outstanding, whether or not declared, and (b) the present value of all remaining dividend payments on the shares of Series then outstanding, through and including July 1, 2006, in connection with such conversion on such date, the date the Corporation actually makes such payment.

        (xii)    "Spin-Off" means a dividend or other distribution of shares of capital stock of any class or series, or similar equity interests, of or relating to a subsidiary or other business unit of the Corporation.

        (xiii)    "Trading Day" means a day on which the Common Stock (A) is not suspended from trading on any national or regional securities exchange or association or over-the-counter market at the close of business and (B) has traded at least once on the national or regional securities exchange or association or over-the-counter market that is the primary market for the trading of the Common Stock.

        (xiv)    "Transfer Agent" shall be the American Stock Transfer & Trust Company unless and until a successor is selected by the Corporation and then such successor.

        (xv)    "Treasury Yield" means the yield to maturity at the time of computation of United States Treasury securities with a constant maturity (as compiled and published in the most recent Federal Reserve Statistical Release H.15 (519) which has become publicly available at least two Business Days prior to the Provisional Conversion Date (or, if such Statistical Release is no longer published, any publicly available source for similar market data selected by the Corporation)) most nearly equal to the then remaining term to July 1, 2006; provided, however, that if the then remaining term to July 1, 2006 is not equal to the constant maturity of a United States Treasury security for which a weekly average yield is given, the Treasury Rate shall be obtained by linear interpolation (calculated by the Corporation to the nearest one-twelfth of a year) from the weekly average yields of United States Treasury securities for which such yields are given, except that if the then remaining term to July 1, 2006, is less than one year, the weekly average yield on actually traded United States Treasury securities to a constant maturity of one year shall be used.

        12.    Fractional Shares.

        No fractional Common Stock shall be issued upon the conversion of any shares of this Series. In lieu of any fraction of a share of Common Stock that would otherwise be issuable in respect of the aggregate number of shares of this Series surrendered by the same Holder upon a conversion as described in Sections 6, 7, 8 or 9, such Holder shall have the right to receive an amount in cash (computed to the nearest cent) equal to the same fraction of (a) in the case of Section 6(i), the Current Market Price or (b) in the case of Sections 7(i), 8(i) or 9(i), the Closing Price of the Common Stock determined as of the second Trading Day immediately preceding the effective date of conversion.

        13.    Miscellaneous.

        (i)    Procedures for conversion of shares of this Series, in accordance with Sections 6, 7, 8, or 9 not held in certificated form will be governed by arrangements among the depositary, participants and persons that may hold beneficial interests through participants designed to permit conversion without the physical movement of certificates. Payments, transfers, deliveries, exchanges and other matters relating to beneficial interests in global security certificates may be subject to various policies and procedures adopted by the depositary from time to time.

        (ii)    The liquidation preference and the annual dividend rate set forth herein, each shall be subject to equitable adjustment whenever there shall occur a stock split, combination, reclassification or other similar event involving this Series. Such adjustments shall be determined in good faith by the Board of Directors and submitted by the Board of Directors to the Transfer Agent.

        (iii)    For the purposes of Section 10, the number of shares of Common Stock at any time outstanding shall not include shares held in the treasury of the Corporation but shall include shares issuable in respect of scrip certificates issued in lieu of fractions of shares of Common Stock. The Corporation will not pay any dividend or make any distribution with respect to shares held in treasury.

        (iv)    If the Corporation shall take any action affecting the Common Stock, other than action described in Section 10, that in the opinion of the Board of Directors would materially adversely affect the conversion rights of the Holders of the shares of this Series, then (x) the Conversion Rate, (y) the number of shares of Common Stock to be delivered on an early conversion as set forth in Sections 7, 8 or 9 may each be adjusted, to the extent permitted by law, in such manner, if any, and at such time, as the Board of Directors may determine to be equitable in the circumstances.

        (v)    The Corporation covenants that it will at all times reserve and keep available, free from preemptive rights, out of the aggregate of its authorized but unissued Common Stock for the purpose of effecting conversion of this Series, the full number of shares of Common Stock deliverable upon the conversion of all outstanding shares of this Series not theretofore converted. For purposes of this Section 13(v), the number of shares of Common Stock that shall be deliverable upon the conversion of all outstanding shares of this Series shall be computed as if at the time of computation all such outstanding shares were held by a single Holder.

        (vi)    The Corporation covenants that any shares of Common Stock issued upon conversion of shares of this Series shall be validly issued, fully paid and non-assessable.

        (vii)    The Corporation shall endeavor to list the shares of Common Stock required to be delivered upon conversion of shares of this Series, prior to such delivery, upon each national securities exchange or quotation system, if any, upon which the outstanding shares of Common Stock are listed at the time of such delivery.

        (viii)    The Corporation will pay any and all documentary stamp or similar issue or transfer taxes payable in respect of the issue or delivery of shares of Common Stock or other securities or property on conversion of shares of this Series pursuant thereto; provided, however, that the Corporation shall not be required to pay any tax that may be payable in respect of any transfer involved in the issue or delivery of shares of Common Stock or other securities or property in a name other than that of the

Holder of this Series to be converted and no such issue or delivery shall be made unless and until the person requesting such issue or delivery has paid to the Corporation the amount of any such tax or established, to the reasonable satisfaction of the Corporation, that such tax has been paid.

        (ix)    This Series is not redeemable.

        (x)    All shares of this Series shall be deemed outstanding, except from the date of registration of transfer, all shares of this Series held of record by the Corporation or any subsidiary of the Corporation.

        (xi)    Whenever possible, each provision hereof shall be interpreted in a manner as to be effective and valid under applicable law, but if any provision hereof is held to be prohibited by or invalid under applicable law, such provision shall be ineffective only to the extent of such prohibition or invalidity, without invalidating or otherwise adversely affecting the remaining provisions hereof. If a court of competent jurisdiction should determine that a provision hereof would be valid or enforceable if a period of time were extended or shortened or a particular percentage were increased or decreased, then such court may make such change as shall be necessary to render the provision in question effective and valid under applicable law.

        (xii)    This Series may be issued in fractions of a share which shall entitle the Holder, in proportion to such Holder's fractional shares, to exercise voting rights, receive dividends, participate in distributions and have the benefit of all other rights of Holders of this Series.

        (xiii)    Subject to applicable escheat laws, any monies set aside by the Corporation in respect of any payment with respect to shares of this Series, or dividends thereon, and unclaimed at the end of two years from the date upon which such payment is due and payable shall revert to the general funds of the Corporation, after which reversion the Holders of such shares shall look only to the general funds of the Corporation for the payment thereof. Any interest accrued on funds so deposited shall be paid to the Corporation from time to time.

        (xiv)    Except as may otherwise be required by law, the shares of this Series shall not have any voting powers, preferences and relative, participating, optional or other special rights, other than those specifically set forth in this Certificate of Designations.

        (xv)    The headings of the various subdivisions hereof are for convenience of reference only and shall not affect the interpretation of any of the provisions hereof.

        (xvi)    If any of the voting powers, preferences and relative participating, optional and other special rights of this Series and qualifications, limitations and restrictions thereof set forth herein is invalid, unlawful or incapable of being enforced by reason of any rule of law or public policy, all other voting powers, preferences and relative participating, optional and other special rights of this Series and qualifications, limitations and restrictions thereof set forth herein that can be given effect without the invalid, unlawful or unenforceable voting powers, preferences and relative participating, optional and other special rights of this Series and qualifications, limitations and restrictions thereof shall, nevertheless, remain in full force and effect, and no voting powers, preferences and relative participating, optional or other special rights of this Series and qualifications, limitations and restrictions thereof herein set forth shall be deemed dependent upon any other such voting powers, preferences and relative participating, optional or other special rights of this Series and qualifications limitations and restrictions thereof unless so expressed herein.

        (xvii)    Shares of this Series that have been issued and reacquired in any manner, including shares purchased or exchanged or converted, shall (upon compliance with any applicable provisions of the laws of Delaware) have the status of authorized but unissued shares of preferred stock of the Corporation undesignated as to series and may be designated or redesignated and issued or reissued, as the case may be, as part of any series of preferred stock of the Corporation, provided that any issuance of such shares as this Series must be in compliance with the terms hereof.

        (xviii)    If any certificates of shares of this Series shall be mutilated, lost, stolen or destroyed, the Corporation shall issue, in exchange and in substitution for and upon cancellation of the mutilated certificates of shares of this Series, or in lieu of and substitution for certificates of this Series lost, stolen or destroyed, a new certificate of this Series and of like tenor and representing an equivalent amount of shares of this Series, but only upon receipt of evidence of such loss, theft or destruction of such certificate of this Series and indemnity, if requested, satisfactory to the Corporation and the Transfer Agent. The Corporation is not required to issue any certificates representing shares of this Series on or after the Mandatory Conversion Date. In place of the delivery of a replacement certificate following the Mandatory Conversion Date, the Transfer Agent, upon delivery of the evidence and indemnity described above, will deliver shares of Common Stock pursuant to the terms of this Series evidenced by the certificate.

        IN WITNESS WHEREOF, the Corporation has caused this Certificate of Designations to be signed in its name and on its behalf as of this 27th day of June, 2003 by a duly authorized officer of the Corporation.

IMC GLOBAL INC.

By:	/s/ E. PAUL DUNN, JR.
Name: Title:	E. Paul Dunn, Jr. Vice President, Finance and Treasurer

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CERTIFICATE OF DESIGNATIONS OF 7.50% MANDATORY CONVERTIBLE PREFERRED SHARES OF IMC GLOBAL INC.